Exhibit 99.1

        The Middleton Doll Company Adjusts Preferred Stock Interest Rate

    PEWAUKEE, Wis.--(BUSINESS WIRE)--June 11, 2003--The Middleton Doll Company (Nasdaq:DOLL) today announced that it will adjust the interest rate on its adjustable rate cumulative preferred stock to 5.37%. The new annual rate of $1.34 per share will be effective for the five-year period beginning July 1, 2003 and ending on June 30, 2008. The first quarterly dividend payment at the new rate will be on October 1, 2003.
    Pursuant to the company's Amended Articles of Incorporation, the dividends on the preferred stock are adjusted every five years. The new dividend rate is based on the five-year treasury rate as of June 2, 2003, plus 300 basis points. The rate for the previous five years was 8.53%.
    The company's preferred stock is subject to mandatory redemption on July 1, 2008. The company has approximately 674,191 shares of preferred stock outstanding.

    The Middleton Doll Company operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer, manufacturer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of wall clocks that are sold to major national retailers. The company's financial services subsidiary is a real estate investment trust
(REIT).

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to plans, objectives, and business of The Middleton Doll Company and its subsidiaries. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in the forward-looking statements. Significant risks and uncertainties include (i) the continuing effect of adverse economic conditions and (ii) the effect of increasing competition in the collectible doll market. Additional information concerning us and our business, including factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

    The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com


    CONTACT: The Middleton Doll Company
             George Schonath, 262/523-4300